Exhibit 23.3

To the Board of Directors
Health Sciences Group, Inc. and Subsidiaries

Consent of Independent Registered Public Accountanting Firm

We consent to the incorporation by reference in the Registration Statement of Health Sciences Group, Inc., and Subsidiaries on Form S-8 to be filed with the Commission on or about November 14, 2006 of our Independent Auditors’ Report dated April 15, 2006 covering the consolidated financial statements of Health Sciences Group, Inc. and Subsidiaries for the period ended December 31, 2004, which is in its Form 10-KSB for the fiscal year ended December 31, 2004.

CERTIFIED PUBLIC ACCOUNTANTS

/ s / Stonefield Josephson, PC

Los Angeles, California
November 14, 2006